MNP LLP




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use of our report dated August 18, 2011, with respect to the balance sheets of Northridge Ventures, Corp. as at May 31, 2011 and the related statements of stockholders' equity, operations and comprehensive loss, and cash flows for the years then ended and for the period from March 18, 2003 (date of inception) to May 31, 2011, included in the filing of the registration Statement Form S-1, dated September 12, 2011.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement







Vancouver,  British  Columbia,  Canada                   "MNP LLP"
September 12,  2011                                      Chartered  Accountants